Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2020 Third Quarter,

Nine Months Ended June 30, 2020 Financial Results and Operational Update

Stroudsburg, PA. – July 29, 2020 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $2.0 billion asset financial institution providing full service commercial and retail banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the three and nine months ended June 30, 2020.

Net income was $3.8 million, or $0.37 per diluted share, for the three months ended June 30, 2020, compared with $3.0 million, or $0.29 per diluted share, for the three months ended June 30, 2019. Net income was $10.6 million, or $1.02 per diluted share, for the nine months ended June 30, 2020, compared with $8.9 million, or $0.83 per diluted share, for the nine months ended June 30, 2019.

Gary S. Olson, President and CEO, commented: “The Company’s third quarter financial performance, which included the highest quarterly net income in our Company’s history, provided a considerable amount of positive news on many fronts, particularly in the face of challenges and fast-changing scenarios related to Covid-19 and economic conditions.

“Thanks to the diligent efforts and exceptional dedication of the entire ESSA team, supported by the Company’s technological capabilities, we have maintained smooth operations and high levels of client service as employees work remotely and with appropriately restricted physical interaction with each other and with clients. We continue to respond to the health crisis with ongoing remote operations and physical restrictions at our facilities.

“A concerted effort by our employees made the Payroll Protection Program (PPP) implementation a success for the Company and customers. With 637 loans for $75.6 million originated through June 30, 2020, we were able to provide relief for small business existing and new customers alike. We helped a number of new customers secure PPP loans, including many who were having difficulties working with other banks. We are working diligently to secure long-term business from these customers.

“We are maintaining strong capital, liquidity and credit quality, risks that we focused on since the outset of the crisis, to ensure we can respond to changing economic and health scenarios. We maintained a strong cash position and were able to improve our liability structure by repricing a significant amount of borrowings at a lower cost.

“We are diligently monitoring credit quality across our entire loan portfolio, particularly with borrowers requesting payment relief, which have amounted to approximately 12.4% of our total loans outstanding at June 30, 2020, including $144.6 million in commercial real estate, $5.5 million in commercial, $27.8 million in mortgage and $687,000 in indirect auto. Requests for payment relief declined sharply in June which we view as encouraging. We believe that being armed with detailed, real-time credit and risk information enables us to be pro-active in working with clients to meet any challenges they may face.

“A focus on efficient, responsive operations has enabled ESSA to effectively meet economic challenges, provide support for our customers, and preserve value for our shareholders. Based on its financial performance the Company has built shareholder value and continues paying a cash dividend. The Company’s Board of Directors has provided consistent support as we navigate challenging and changing conditions. We are confident ESSA’s financial strength and commitment to meeting client needs will support strong ongoing operations.”

SELECTED FINANCIAL HIGHLIGHTS

•

For both the year to date and quarterly periods ended June 30, 2020, declining interest rates, an increase in balance sheet liquidity and the origination of lower yielding PPP loans resulted in downward pressure on the Company’s margins. At the same time, the Company was able to increase its noninterest income and reduce its operating expenses.

•

Net interest income after provision for loan losses was $33.6 million for the first nine months of 2020, up from $33.5 million for the same period a year earlier, primarily reflecting lower interest expense, offset in part by lower interest income. In the fiscal third quarter of 2020, net interest income after provision for loan losses was $10.9 million compared with $11.3 million for the prior year’s quarter, primarily reflecting the trends noted above and an increased loan loss provision to appropriately reflect economic conditions.

•

Total interest expense in the nine months and three months ended June 30, 2020 declined sharply compared with the prior year’s periods, reflecting lower retail and wholesale cost of funds, offset in part by growth of retail deposits and wholesale borrowings.

•

Noninterest income was $2.9 million in the fiscal third quarter of 2020 compared with $1.9 million a year earlier, primarily reflecting loan swap fees and gain on sale of residential mortgages to the secondary market, partially offset by lower service fees on deposit accounts as the Company provided short term relief to deposit customers. Noninterest income in the first nine months of fiscal 2020 also reflected year-over-year growth in fees from ESSA’s trust and investment services.

•

Total net loans at June 30, 2020 were $1.42 billion compared with $1.33 billion at September 30, 2019, primarily reflecting growth in residential and commercial loans, which was partially offset by a decline in indirect auto loan balances of $33.1 million. Commercial loans included the addition of $75.6 million of PPP loans in the fiscal third quarter of 2020.

•

The Company in the third quarter of 2020 processed and closed approximately 637 government-guaranteed Payroll Protection Plan loans, totaling $75.6 million at June 30, 2020. Most of these loans, focused on assisting small businesses, were for amounts less than $150,000.

•

The Company maintained its focus on credit quality and increased its loan loss provision based on current economic conditions. Nonperforming assets were 1.02% of total assets at June 30, 2020, compared with 0.57% of total assets, at September 30, 2019 and 1.06% of total assets, at June 30, 2019. The allowance for loan losses was 1.00% of loans outstanding at June 30, 2020, compared with 0.94% at September 30, 2019 and 0.94% at June 30, 2019. The increase in nonperforming loans was due primarily to the addition of two commercial real estate loans totaling $9.3 million. These loans are well collateralized and carry personal guarantees.

•

Core deposits (demand accounts, savings and money market) comprised 66% of total deposits at June 30, 2020, primarily reflecting commercial customer deposits of PPP and incentive funds. Total deposits grew by $142.0 million from September 30, 2019 through June 30, 2020.

•	Assets increased to $2.01 billion at June 30, 2020 from $1.80 billion at September 30, 2019, primarily reflecting increased cash and cash equivalents and total net loans.

•

Focusing on maintaining strong liquidity, the Company held $170.8 million in cash and cash equivalents at June 30, 2020, a $118.6 million increase from September 30, 2019 as a result of balance sheet adjustments made to mitigate potential risks.

•	The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 8.73% at June 30, 2020, exceeding regulatory standards for a well-capitalized institution.

•	Total stockholders’ equity increased to $193.7 million at June 30, 2020 compared with $189.5 million at September 30, 2019.

•	Tangible book value per share at June 30, 2020 was $16.33, compared with $15.43 at September 30, 2019.

•	The Company paid a cash dividend of $0.11 per share on June 30, 2020.

Fiscal Third Quarter, Nine Months 2020 Income Statement Review

Total interest income was $15.9 million for the three months ended June 30, 2020, down from $17.0 million for the three months ended June 30, 2019 reflecting a decline in interest rates and, therefore, a decrease in the total yield on average interest earning assets from 3.97% for the quarter ended June 30, 2019 to 3.36% for the quarter ended June 30, 2020. The decline in rates was partially offset by growth of $178.4 million in average interest earning assets. Interest expense was $3.7 million for the quarter ended June 30, 2020 compared to $5.3 million for the same period in 2019. A decline in the cost of funds from 1.48% for the 2019 period to 0.94% for the 2020 period was offset, in part, by growth of $118.5 million in average interest-bearing liabilities.

Total interest income was $48.7 million for the nine months ended June 30, 2020, down from $51.0 million for the nine months ended June 30, 2019. Interest expense was $13.0 million for the nine months ended June 30, 2020 compared to $15.7 million for the same period in 2019. A decline in the total yield on average interest earning assets from 3.94% for the year to date period ended June 30, 2019 to 3.67% for the same period in 2020 was offset, in part, by growth of $36.4 million in average interest earning assets. A decline in the cost of funds from 1.43% for the 2019 period to 1.18% for the 2020 period along with a decline of $7.5 million in average interest-bearing liabilities was the primary reason for the decrease in interest expense.

Net interest income was $12.2 million for the three months ended June 30, 2020 compared to $11.7 million for the three months ended June 30, 2019. The net interest margin for the third quarter of fiscal 2020 was 2.58%, compared with 2.74% for the third quarter of fiscal 2019. The net interest rate spread was 2.42% for the third quarter of fiscal 2020, compared with 2.49% for the fiscal third quarter of 2019. The margin and spread for the quarter ended March 31, 2020 were 2.76% and 2.53%, respectively.

For the nine months ended June 30, 2020, net interest income was $35.8 million compared with $35.3 million for the nine months ended June 30, 2019. The net interest margin for the nine months of fiscal 2020 was 2.69% compared with 2.72% for the nine months of fiscal 2019. The net interest rate spread was 2.49% for the nine months of fiscal 2020, compared with 2.51% for the nine months of fiscal 2019.

Net interest income after provision for loan losses in the three and nine months of fiscal 2020 reflected a higher provision for loan losses in response to deteriorating economic conditions. The Company’s provision for loan losses was $1.3 million for the three months ended June 30, 2020, compared with $400,000 for the three months ended June 30, 2019. The Company’s provision for loan losses was $2.2 million for the nine months ended June 30, 2020, compared with $1.9 million for the nine months ended June 30, 2019.

Noninterest income increased $1.0 million or 54.8% to $2.9 million for the three months ended June 30, 2020, compared with $1.9 million for the three months ended June 30, 2019. Loan swap fees were $627,000 in fiscal third quarter 2020 compared to no similar fees in fiscal third quarter 2019. Noninterest income in the fiscal third quarter of 2020 also included approximately $647,000 in gains on sales of residential mortgages, primarily 30-year fixed rate loans. Service fees on deposit accounts were lower than prior quarters as the Bank, beginning the end of March 2020, waived various retail deposit fees for 60 days to aid customers who may be experiencing financial challenges related to the pandemic.

For the nine months ended June 30, 2020, noninterest income was $8.0 million compared with $6.1 million for the nine months ended June 30, 2019. Loan swap fees were $1.2 million for the nine months ended June 30, 2020, compared to no similar fees in the comparable period in 2019. Gains on the sale of loans and investments and fee income from trust and investments also contributed to increased noninterest income.

Noninterest expense was $9.1 million for the three months ended June 30, 2020 compared with $9.5 million for the comparable period a year earlier. Noninterest expense was $28.7 million for the nine months ended June 30, 2020 compared with $28.9 million for the comparable period a year earlier.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets increased $209.7 million to $2.01 billion at June 30, 2020, from $1.80 billion at September 30, 2019, primarily due to increases in cash and cash equivalents and loans receivable, offset in part by a decline in investment securities available for sale.

Cash and cash equivalents increased $118.6 million during the first nine months of fiscal 2020 as a result of the previously discussed pandemic-oriented balance sheet adjustments made to grow cash to mitigate potential liquidity risks. At June 30, 2020 cash and cash equivalents were $170.8 million compared with $52.2 million at September 30, 2019. The Company built the majority of its cash position in the fiscal second quarter of 2020 through increased borrowings and has maintained that position.

Total net loans increased to $1.42 billion at June 30, 2020 from $1.33 billion at September 30, 2019, reflecting growth in residential mortgages, construction loans and both commercial real estate and commercial and industrial loans. Residential real estate loans were $605.3 million at June 30, 2020, up $7.8 million from September 30, 2019. The Company sold $19.1 million in residential mortgage loans to the Federal Home Loan Bank of Pittsburgh during the fiscal year. Indirect auto loans declined $33.1 million to $48.9 million at June 30, 2020 from $82.0 million at September 30, 2019, reflecting expected runoff of the portfolio following the Company’s previously announced discontinuation of indirect auto lending in July 2018.

Commercial real estate loans were $508.1 million at June 30, 2020, up from $480.6 million at September 30, 2019. Commercial loans (primarily commercial and industrial) increased to $142.56 million at June 30, 2020 from $55.6 million at September 30, 2019 due primarily to PPP loans of $75.6 million.

Total deposits were $1.48 billion at June 30, 2020 compared with $1.34 billion at September 30, 2019 and were up 11.5% from $1.33 billion at June 30, 2019. Core deposits (demand accounts, savings and money market) were $984.7 million, or 66.3% of total deposits, at June 30, 2020 compared to $837.1 million, or 62.9% of total deposits, at June 30, 2019. Noninterest bearing demand accounts exhibited strong year-over-year growth, increasing 33.7% to $235.8 million, interest bearing demand accounts grew 30.8% to $238.4 million and money market accounts grew 2.8% to $351.5 million. Total borrowings increased $41.3 million to $289.5 million at June 30, 2020 from $248.3 million at September 30, 2019 as the Company borrowed additional funds from the FHLB Pittsburgh to increase cash reserves.

Nonperforming assets totaled $20.5 million, or 1.02% of total assets, at June 30, 2020, up from $10.3 million, or 0.57% of total assets, at September 30, 2019 and $19.1 million or 1.06% of total assets, at June 30, 2019. The allowance for loan losses was $14.3 million, or 1.00% of loans outstanding, at June 30, 2020, $12.6 million, or 0.94% of loans outstanding at September 30, 2019 and $12.6 million, or 0.94% of loans outstanding at June 30, 2019, primarily reflecting prudent reserving to match commercial loan growth, overall loan credit quality and decreasing charge-off trends. The primary reason for the increase in nonperforming assets at June 30, 2020 as compared to September 30, 2019 was the addition of two nonperforming commercial real estate loans totaling $9.3 million. These loans are well collateralized and carry personal guarantees.

For the three months ended June 30, 2020, the Company’s return on average assets and return on average equity were 0.76% and 7.76%, compared with 0.67% and 6.59%, respectively, in the comparable period of fiscal 2019. For the nine months ended June 30, 2020, the Company’s return on average assets and return on average equity were 0.76% and 7.31%, compared with 0.65% and 6.48%, respectively, in the comparable period of fiscal 2019.

The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 8.73% at June 30, 2020, exceeding regulatory standards for a well-capitalized institution.

Total stockholders’ equity increased $4.2 million to $193.74 million at June 30, 2020, from $189.5 million at September 30, 2019, primarily reflecting increases from net income and comprehensive income which were offset in part by dividends paid to shareholders and changes in treasury stock. Tangible book value per share at June 30, 2020 was $16.33, compared with $15.43 at September 30, 2019.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $2.0 billion and has 22 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports. In addition, the COVID-19 pandemic continues to have an adverse impact on the Company, its customers and the communities it serves. The adverse effect of the COVID-19 pandemic on the Company, its customers and the communities where it operates will continue to adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30,	September 30,
	2020	2019
	(dollars in thousands)
ASSETS
Cash and due from banks	$159,983	$48,426
Interest-bearing deposits with other institutions	10,861	3,816

Total cash and cash equivalents	170,844	52,242
Investment securities available for sale, at fair value	295,228	313,393
Loans receivable (net of allowance for loan losses of $14,330 and $12,630)	1,423,132	1,328,653
Regulatory stock, at cost	18,581	11,579
Premises and equipment, net	14,286	14,335
Bank-owned life insurance	40,310	39,601
Foreclosed real estate	412	240
Intangible assets, net	858	1,066
Goodwill	13,801	13,801
Deferred income taxes	4,782	5,122
Other assets	26,883	19,395

TOTAL ASSETS	$2,009,117	$1,799,427

LIABILITIES
Deposits	$1,484,835	$1,342,830
Short-term borrowings	138,713	107,701
Other borrowings	150,827	140,581
Advances by borrowers for taxes and insurance	15,242	6,700
Other liabilities	25,815	12,107

TOTAL LIABILITIES	1,815,432	1,609,919

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	181,366	181,161
Unallocated common stock held by the Employee Stock Ownership Plan (“ESOP”)	(7,463)	(7,803)
Retained earnings	109,912	102,465
Treasury stock, at cost	(90,396)	(85,216)
Accumulated other comprehensive income (loss)	85	(1,280)

TOTAL STOCKHOLDERS’ EQUITY	193,685	189,508

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,009,117	$1,799,427

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
	(dollars in thousands, except per share date)
INTEREST INCOME
Loans receivable, including fees	$13,763	$14,297	$41,958	$42,246
Investment securities:
Taxable	1,768	2,258	5,670	7,270
Exempt from federal income tax	45	57	141	287
Other investment income	277	388	941	1,194

Total interest income	15,853	17,000	48,710	50,997

INTEREST EXPENSE
Deposits	2,211	3,770	8,772	10,713
Short-term borrowings	588	673	1,582	2,922
Other borrowings	854	842	2,598	2,030

Total interest expense	3,653	5,285	12,952	15,665

NET INTEREST INCOME	12,200	11,715	35,758	35,332
Provision for loan losses	1,300	400	2,175	1,876

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	10,900	11,315	33,583	33,456

NONINTEREST INCOME
Service fees on deposit accounts	558	834	2,163	2,481
Services charges and fees on loans	325	288	985	894
Loan Swap Fees	627	—	1,200	—
Unrealized gains (losses) on equity securities	2	2	(3)	3
Trust and investment fees	298	260	1,045	734
Gain on sale of investments, net	—	1	381	44
Gain on sale of loans, net	647	—	791	—
Earnings on bank-owned life insurance	233	242	709	726
Insurance commissions	195	217	641	612
Other	(2)	18	102	562

Total noninterest income	2,883	1,862	8,014	6,056

NONINTEREST EXPENSE
Compensation and employee benefits	5,714	5,878	18,029	18,037
Occupancy and equipment	1,033	1,024	3,169	3,162
Professional fees	457	434	1,449	1,604
Data processing	1,113	925	3,215	2,758
Advertising	114	140	348	499
Federal Deposit Insurance Corporation (“FDIC”) premiums	154	238	492	607
Loss (gain) on foreclosed real estate	(5)	35	61	(69)
Amortization of intangible assets	68	74	208	235
Other	482	770	1,746	2,048

Total noninterest expense	9,130	9,518	28,717	28,881

Income before income taxes	4,653	3,659	12,880	10,631
Income taxes	876	612	2,286	1,716

NET INCOME	$3,777	$3,047	$10,594	$8,915

Earnings per share:
Basic	$0.37	$0.29	$1.02	$0.83
Diluted	$0.37	$0.29	$1.02	$0.83

Dividends per share	$0.11	$0.10	$0.33	$0.30

	For the Three Months		For the Nine Months
	Ended June 30,		Ended June 30,
	2020	2019	2020	2019
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	2,006,382	$1,815,033	$1,873,684	$1,832,592
Total interest-earning assets	1,896,702	1,718,326	1,770,061	1,733,686
Total interest-bearing liabilities	1,554,526	1,436,027	1,457,723	1,465,231
Total stockholders’ equity	195,731	185,414	193,708	183,981

PER COMMON SHARE DATA:
Average shares outstanding - basic	10,260,495	10,574,407	10,406,358	10,787,761
Average shares outstanding - diluted	10,260,729	10,574,407	10,406,614	10,787,761
Book value shares	10,960,357	11,408,935	10,960,357	11,408,935

Net interest rate spread:	2.42%	2.49%	2.49%	2.51%
Net interest margin:	2.58%	2.74%	2.69%	2.72%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531